NEWS RELEASE NYSE: Common Stock Symbol “FCX”
Freeport-McMoRan Copper & Gold Inc. 1615 Poydras Street New Orleans, LA 70112

Financial Contacts: Kathleen L. Quirk (504) 582-4195	David P. Joint (504) 582-4203	Media Contact: William L. Collier (504) 582-1750

Freeport-McMoRan Copper & Gold Inc.
Announces $0.50 per Share Supplemental
Common Stock Dividend

NEW ORLEANS, LA, January 31, 2006 - Freeport-McMoRan Copper & Gold Inc. (NYSE: FCX) announced today that its Board of Directors has authorized a supplemental common stock dividend of $0.50 per share to be paid on March 31, 2006 to shareholders of record as of March 15, 2006. The supplemental dividend to be paid in March represents an addition to FCX’s regular quarterly common stock dividend of $0.3125 per share (equivalent to $1.25 per share per annum). Since the fourth quarter of 2004, FCX’s Board has authorized five supplemental dividends totaling $2.25 per share, including $0.25 per share in 2004 and $1.50 per share in 2005. The potential payment of any future supplemental dividends will be determined by FCX’s Board of Directors and will be dependent upon many factors, including FCX’s cash flows and financial position, copper and gold prices and general economic and market conditions. Based on approximately 187 million current shares outstanding, the supplemental dividend payment will approximate $94 million.

Richard C. Adkerson, President and Chief Executive Officer of FCX, said, “This supplemental dividend reflects our established financial policy of providing additional cash returns to shareholders from available cash flows. It reflects our strong performance in 2005 and a continuation of positive copper and gold markets at the outset of 2006. Our record 2005 operating and financial results enabled us to reduce debt by $0.7 billion, fund $0.5 billion in common stock dividends and share purchases and end the year with over $750 million in cash. The outlook for our business is positive and a continuation of strong copper and gold prices would enable our Board to consider additional cash returns to our shareholders in the future.”

FCX explores for, develops, mines and processes ore containing copper, gold and silver in Indonesia, and smelts and refines copper concentrates in Spain and Indonesia. Additional information on FCX is available on our web site, www.fcx.com.

Cautionary Statement. This press release contains forward-looking statements in which we discuss factors we believe may affect our performance in the future. Forward-looking statements are all statements other than historical facts, such as statements regarding dividend payments and purchases of the Company’s common stock. The declaration and payment of dividends is at the discretion of the Company’s Board of Directors and will depend on the Company’s cash flows and financial position, copper and gold prices and general economic and market conditions. Additionally, important factors that might cause future results to differ from these projections include industry risks, commodity prices, Indonesian political risks, weather related and currency translation risks and other factors described in FCX’s Annual Report on Form 10-K for the year ended December 31, 2004 filed with the Securities and Exchange Commission.
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